Exhibit (a)(5)(M)

FINANCIAL CONTACT: John W. Hohener Executive Vice President and CFO Phone: (949) 380-6100 INVESTOR CONTACT: Robert C. Adams Vice President of Corporate Development Phone: (949) 380-6100

Microsemi Successfully Completes Vitesse Tender Offer

ALISO VIEJO, Calif. April 28, 2015—Microsemi Corporation (Nasdaq:MSCC) (“Microsemi”), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, announced today that its wholly-owned subsidiary LLIU100 Acquisition Corp. successfully completed its previously announced tender offer to purchase all outstanding shares of Vitesse Semiconductor Corporation (Nasdaq:VTSS) (“Vitesse”) for $5.28 per share in cash. The tender offer expired at 12:00 midnight New York City time at the end of April 27, 2015. Microsemi expects to complete the acquisition of Vitesse later today through a merger under Section 251(h) of the General Corporation Law of the State of Delaware, with no vote of Vitesse’s stockholders required to consummate the merger.

Based on information provided by Computershare, the depositary for the tender offer, as of the expiration of the tender offer, approximately 60,338,415 shares were validly tendered and not withdrawn in the tender offer, representing approximately 79.5 percent of the sum of (i) Vitesse’s then outstanding shares plus (ii) (without duplication) a number equal to the number of Vitesse’s shares issuable upon the vesting (including vesting solely as a result of the consummation of the tender offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Vitesse shares, or other rights to acquire or be issued Vitesse shares, in each case, with an exercise or conversion price below $5.28 per share. Accordingly, the condition to the tender offer that there be validly tendered and not withdrawn at least a majority of the Vitesse shares described above, has been satisfied. As a result of the satisfaction of the foregoing condition and each of the other conditions to the tender offer, LLIU100 Acquisition Corp. has accepted for payment and will promptly pay for all validly tendered shares.

As a result of the merger planned to be effected later today, all remaining Vitesse shares (other than shares directly owned by Vitesse and its subsidiaries, Microsemi or LLIU100 Acquisition Corp. and shares held by stockholders that are entitled to and properly demand appraisal of such shares under Delaware law) will be converted into the right to receive $5.28 per share in cash, without interest and less any applicable withholding taxes, the same price that was paid in the tender offer. Immediately following completion of the merger, Vitesse shares will cease to be traded on Nasdaq.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor and system solutions for communications, defense & security, aerospace and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; RF solutions; discrete components;

security technologies and scalable anti-tamper products; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 3,400 employees globally. Learn more at www.microsemi.com.

Microsemi and the Microsemi logo are registered trademarks or service marks of Microsemi Corporation and/or its affiliates. Third-party trademarks and service marks mentioned herein are the property of their respective owners.

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside the control of Microsemi. The forward-looking statements in this release address a variety of subjects including, for example, the expected date of closing of the acquisition, the potential benefits of the merger, including the potentially accretive and synergistic benefits, Microsemi’s revenue and earnings guidance, and any other statements of belief or about the Microsemi’s plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Vitesse’s business will not be successfully integrated with Microsemi’s business or complement its products, including product mix and acceptance, gross margins and operational and other cost synergies; costs associated with the merger, tender offer and financing; increased competition and technological changes in the industries in which Microsemi and Vitesse compete; Microsemi’s reliance on government contracts for a portion of its sales, including impacts of any federal government shutdown; Microsemi’s failure to continue to move up the value chain in its customer offerings; negative or worsening worldwide economic conditions or market instability; downturns in the highly cyclical semiconductor industry; intense competition in the semiconductor industry and resultant downward price pressure; inability to develop new technologies and products to satisfy changes in customer demand or the development by the company’s competitors of products that decrease the demand for Microsemi’s products; unfavorable or declining conditions in end markets; inability of Microsemi’s compound semiconductor products to compete successfully with silicon-based products; production delays related to new compound semiconductors; variability of the company’s manufacturing yields; the concentration of the factories that service the semiconductor industry; delays in beginning production, implementing production techniques, resolving problems associated with technical equipment malfunctions, or issues related to government or customer qualification of facilities; potential effects of system outages; the effect of events such as natural disasters and related disruptions on our operations; inability by Microsemi to fulfill customer demand and resulting loss of customers; variations in customer order preferences; difficulties foreseeing future demand; rises in inventory levels and inventory obsolescence; potential non-realization of expected orders or non-realization of backlog; failure to make sales indicated by the company’s book-to-bill ratio; risks related to the company’s international operations and sales, including availability of transportation services, political instability and currency fluctuations; increases in the costs of credit and the availability of credit or additional capital only under more restrictive conditions or not at all; unanticipated changes in Microsemi’s tax provisions, results of tax examinations or exposure to additional income tax liabilities; changes in generally accepted accounting principles; principal, liquidity and counterparty risks related to Microsemi’s holdings in securities; environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on Microsemi’s business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; uncertainty as to the future profitability of acquired businesses, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions; any circumstances that adversely impact the end markets of acquired businesses; and difficulties in closing or disposing of operations or assets or transferring work, assets or inventory from one plant to another. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K and all subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors may be identified from time to time in Microsemi’s future filings. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances. Guidance is provided only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of certain items that have been excluded from the forward-looking non-GAAP measures, and a reconciliation to the comparable GAAP guidance has not been provided because certain factors that are materially significant to Microsemi’s ability to estimate the excluded items are not accessible or estimable on a forward-looking basis.

Source: Microsemi Corporation